Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Summer Infant, Inc. (the “Company,” “we,” “our,” or “us”) has one class of securities, its common stock, par value $0.0001 per share, registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

The following summary description sets forth the general terms and provisions of the common stock. This summary description is based upon our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and amended and restated bylaws, as amended (the “Bylaws”), each of which are filed as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and the applicable provisions of Delaware General Corporation Law.

General

Under our Certificate of Incorporation, we are authorized to issue 49,000,000 shares of common stock, par value $0.0001 per share, and up to 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently no outstanding shares of preferred stock. The common stock is traded on The NASDAQ Capital Market under the symbol “SUMR.”

Dividends

Subject to the provisions of the Delaware General Corporation Law, and any future rights which may be granted to the holders of any series of preferred stock, dividends may be paid on our common stock when and as declared by our board of directors out of funds legally available for dividend payments.

Voting Rights

Holders of common stock are entitled to voting rights for the election of directors and for other purposes, subject to any voting rights which may in the future be granted to subsequently created series of preference stock. Each holder of common stock is entitled to one vote per share on all matters submitted to the vote of our common stockholders. Holders of our common stock are not entitled to cumulative voting rights.

Our Bylaws provide that, except as otherwise provided in the Certificate of Incorporation or the Bylaws, each director shall be elected to the board of directors by the vote of a majority of the votes cast with respect to that director’s election at any meeting of stockholders for the election of directors at which a quorum is present; provided that if, as of the tenth (10th) day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders, or, at any time thereafter, the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast at any meeting of stockholders.

Liquidation, Dissolution or Similar Rights

If we are liquidated, dissolved or our affairs are wound up, holders of common stock are entitled to receive all remaining assets available for distribution after the Company has satisfied its liabilities and the preferential rights of any of its preferred stock that may be outstanding at that time.

No Preemptive, Conversion or Redemption Rights

Holders of our common stock do not have any preemptive or conversion rights by virtue of their ownership of our common stock. There are no redemption or sinking fund provisions applicable to the common stock.

Certain Anti-Takeover Matters

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In addition, our Certificate of Incorporation and Bylaws include a number of provisions that could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. These provisions include the following:

Certificate of Incorporation

Our Certificate of Incorporation authorizes shares of preferred stock for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of the Company or its stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants to our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.

Bylaws

Our board of directors is expressly authorized in our Certificate of Incorporation to alter or repeal our Bylaws, subject to the provisions of the Bylaws. Our Bylaws may be amended by our board of directors, or by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the amendment.

The Bylaws provide advance notice procedures for stockholders seeking to bring business before the Company’s annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.